Report of Independent Registered Public Accounting Firm on Supplemental Information

The Board of Directors and Shareholders of Sierra Income Corporation.

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities of Sierra Income Corporation. (the “Company”), including the consolidated schedules of investments, as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in net assets and cash flows for each of the three years in the period ended December 31, 2016 included in the Post-Effective Amendment No. 4 to the Registration Statement (Form N-2 No. 333-200595) and have expressed an unqualified opinion herein dated March 6, 2017. We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities of the Company, including the consolidated schedules of investments, as of December 31, 2014, 2013 and 2012, and the related consolidated statements of operations, changes in net assets and cash flows for the year ended December 31, 2013 and for the period from April 17, 2012 (commencement of operations) through December 31, 2012 (which are not included in the Registration Statement), and have expressed unqualified opinions on those consolidated financial statements. The senior securities table included elsewhere in the Registration Statement (Form N-2 No. 333-200595) has been subjected to audit procedures performed in conjunction with the audits of the Company’s consolidated financial statements. Such information is the responsibility of the Company’s management.

Our audit procedures included determining whether the information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of this information. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with Section 18 of the Investment Company Act of 1940. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Ernst & Young LLP
New York, NY
March 6, 2017